Exhibit 10.3

SUTTER ROCK CAPITAL CORP.
FORM OPTION CANCELLATION AGREEMENT

Company:             Sutter Rock Capital Corp.
Option Holder:        ____________________
No. of Options:        ____________________
Effective Date:        ____________________

This Option Cancellation Agreement (this “Agreement”) is made and entered into as of the Effective Date, by and between the Company and the Option Holder. For purposes of this Agreement, references to “Parties” shall mean the Company and the Option Holder collectively, and references to a “Party” are intended to refer to the respective Parties individually.

WHEREAS, the Company previously granted the Option Holder options to purchase the number of shares of common stock of the Company described above (the “Options”) pursuant to the Company’s 2019 Equity Incentive Plan (the “Plan”) and that certain Non-Qualified Stock Option Award, dated as of ________________, 2019 (the “Option Agreement”);

WHEREAS, the Company’s Compensation Committee has determined that the Options are not an effective means of incentivizing the Option Holder to advance the interests of the shareholders of the Company and has determined other types of compensation would be a better method of incentivizing the Option Holder to advance the interests of the shareholders of the Company (the “Other Compensation”);

WHEREAS, the Compensation Committee wishes to cancel the Options and the Option Agreement for no payment;

WHEREAS, the Option Holder agrees with the Compensation Committee’s determination and agrees to voluntarily surrender and cancel the Options and the Option Agreement for no payment in exchange for the Other Compensation;

NOW THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties do hereby agree as follows:

1.
Surrender and Cancellation of Options. The Option Holder hereby forfeits and surrenders the Options for cancellation, and the Company hereby accepts such forfeiture, surrender and cancellation, effective as of the Effective Date. The Parties acknowledge and agree that the Option Agreement and the Options, and any and all rights of the Option Holder and any and all liabilities and obligations of the Company to the Option Holder thereunder, are hereby terminated in all respects and that Option Holder shall have no further rights to exercise the Options or to acquire membership interests in the Company pursuant to the Option Agreement. Any attempt to exercise the Options on or after the Effective Date shall be null and void.

2.
Consideration. In exchange for the cancellation and surrender of the Options and the release of claims contained herein, the Company shall provide for the Other Compensation as provided for in a separate agreement between the Option Holder and the Company. The Option Holder hereby acknowledges that the Other Compensation shall be in lieu of whatever benefits, if any, Option Holder may have otherwise been entitled to under the Option Agreement and shall constitute full satisfaction of the Company’s obligations with respect to all of Option Holder’s Options.

3.
Waiver and Release. In exchange for the consideration provided to Option Holder hereunder, Option Holder hereby unconditionally and irrevocably waives, releases and forever discharges the Company, its affiliates, successors and assigns, and the Company’s, its affiliates’, successors and assigns’ current and former officers, directors, managers, partners, members, shareholders, employees, agents and representatives (collectively, the “Released Parties”) from any and all claims or potential claims for relief, causes of action and liabilities, losses, damages, costs, expenses, judgments, charges, demands, orders and other obligations of whatever kind or nature, whether known or unknown, direct or indirect, actual or contingent, matured or not matured, that Option Holder now has, ever had or may have against the Released Parties relating to the Options or the Option Agreement, and agrees not to bring or threaten to bring or otherwise join in any claim, suit, action or other proceeding against the Released Parties or any of them relating thereto.

4.
Representations and Warranties of Option Holder. Option Holder hereby represents, warrants and covenants that, as of the Effective Date: (i) Option Holder is the sole beneficial and record owner and holder of the Options, which Options are free and clear of any liens, claims, options, charges, third party rights or other encumbrances (including, without limitation, restrictions on rights of disposition other than those imposed by applicable law); (ii) the Option Holder has not exercised any of the Options and has not sold, transferred, given, pledged, assigned or otherwise disposed of (including by gift) (collectively, “Transfer”), or consented to any Transfer of, any or all of the Options or any interest therein, or entered into any agreement, contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of the Options to any person or entity other than the Company; (iii) Option Holder has full power and authority to make, enter into and carry out the terms of this Agreement; (iv) Option Holder has duly executed and delivered this Agreement; and (v) this Agreement constitutes a valid and binding obligation of Option Holder, enforceable against Option Holder in accordance with its terms.

5.
Acknowledgement; Review. Option Holder has entered into this Agreement of Option Holder’s own free will and not under any duress or undue influence. Option Holder has carefully reviewed this Agreement and has been given the opportunity to consult with independent legal counsel and tax, financial and business advisors regarding Option Holder’s rights and obligations under this Agreement. Option Holder has consulted with such independent legal counsel or tax, financial and business advisors regarding the foregoing (or after carefully reviewing this Agreement, has freely decided not to consult with such counsel or advisors) and fully understands the terms and conditions contained in this

Agreement. Option Holder has had the opportunity to ask questions and receive answers concerning the terms and conditions of this Agreement and has had full access to such other information concerning the Company and the transactions referenced in this Agreement as Option Holder has requested.

6.
Indemnity. Option Holder shall indemnify and hold wholly harmless each of the Released Parties from and against any liability, loss or expense of any kind or nature and all reasonable attorneys’ fees incurred in connection therewith, that may be incurred by an Indemnified Party in connection with any non-fulfillment, inaccuracy or breach of any covenant, agreement, representation or warranty of Option Holder under this Agreement.

7.
Further Assurances. Option Holder agrees to execute and/or cause to be delivered to the Company such instruments and other documents, and shall take such other actions, as the Company may reasonably request for the purpose of carrying out or evidencing the cancellation of the Options and termination of the Option Agreement.

8.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to principles of conflicts of law. The Parties hereby submit to the exclusive jurisdiction of the federal and state courts serving the County of [________], Maryland.

9.	Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

10.	Captions and Headings. The captions or headings of the sections of this Agreement are for reference only and are not to be construed in any way as part of this Agreement.

11.	Legal Counsel. Each Party has either been advised by legal counsel of such Party’s own choosing or has freely chosen not to seek such advice.

12.
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. A Party may deliver this Agreement by transmitting a facsimile copy, or other electronically signed or transmitted copy, of the signed signature page to the other Party.

IN WITNESS WHEREOF, the undersigned have executed this Option Cancellation Agreement as of the Effective Date.

COMPANY:                            OPTION HOLDER:

_________________________                _________________________
Sutter Rock Capital Corp.
By:
Its: